UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________
FORM 8-K
 ____________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2018
  ____________________________________
BWX TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)
 ____________________________________

Delaware	001-34658	80-0558025
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 Main Street, 4th Floor Lynchburg, Virginia		24504
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (980) 365-4300
 ____________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

Senior Notes

On May 24, 2018, BWX Technologies, Inc. (the “Company”) issued $400.0 million aggregate principal amount of its 5.375% senior notes due 2026 (the “Notes”) pursuant to an Indenture, dated May 24, 2018 (the “Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as Trustee (the “Trustee”). The Notes are guaranteed by each of the Company’s present and future direct and indirect wholly owned domestic subsidiaries that is a guarantor under the New Credit Facility (as defined below). The Notes were offered and sold either to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) or to persons outside the United States under Regulation S of the Securities Act.

Interest on the Notes will be payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing on July 15, 2018, at a rate of 5.375% per annum. The Notes will mature on July 15, 2026. The Company used the net proceeds from the offering of the Notes, together with borrowings under the New Credit Facility, (1) to repay in full all indebtedness outstanding under its Existing Credit Facility (as defined below) and (2) to pay all related fees and expenses. BWXT intends to use the remaining net proceeds for general corporate purposes.

The Company may redeem the Notes, in whole or in part, at any time on or after July 15, 2021 at established redemption prices. At any time prior to July 15, 2021, the Company may also redeem up to 40% of the Notes with net cash proceeds of certain equity offerings at a redemption price equal to 105.375% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, at any time prior to July 15, 2021, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date plus an applicable “make-whole” premium.

The Indenture contains customary events of default, including, among other things, payment default, failure to comply with covenants or agreements contained in the Indenture or the Notes and certain provisions related to bankruptcy events. The Indenture also contains customary negative covenants.

The information contained in this report, including the exhibits hereto, shall not constitute an offer to sell, or a solicitation of an offer to purchase, any Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

The preceding description of the Indenture and the Notes is a summary and is qualified in its entirety by the Indenture and the form of Notes, copies of which are filed as Exhibit 4.1 and Exhibit 4.2 hereto and are incorporated by reference herein.

New Credit Facility

On May 24, 2018, the Company and certain of the Company’s subsidiaries entered into a credit agreement (the “New Credit Facility”) with the lenders and issuing banks from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

The New Credit Facility includes a $500.0 million senior secured revolving credit facility due 2023 (the “New Revolving Credit Facility”), a $50.0 million senior secured term loan A due 2023 made available to the Company (the “New USD Term Loan”) and a $250.0 million (U.S. dollar equivalent) Canadian dollar senior secured term loan A due 2023 made available to BWXT Canada Ltd. (the “New CAD Term Loan”). The New Credit Facility will mature on May 24, 2023.

The Company’s obligations under the New Credit Facility are guaranteed, subject to certain exceptions, by substantially all of the Company’s present and future wholly owned domestic restricted subsidiaries (other than its captive insurance subsidiary and the domestic holding company of its Canadian subsidiaries). The obligations of BWXT Canada Ltd. under the New Credit Facility are guaranteed, subject to certain exceptions, by (1) substantially all of the present and future wholly owned Canadian restricted subsidiaries of BWXT Canada Ltd., (2) substantially all of the Company’s present and future wholly owned domestic restricted subsidiaries (other than its captive insurance subsidiary and the domestic holding company of its Canadian subsidiaries), (3) BWXT Canada Holdings Corp. and (4) BWXT ITG Canada Inc.

The New Credit Facility is secured by first-priority liens on certain assets owned by the Company and the guarantors (other than its subsidiaries comprising its Nuclear Operations Group segment and a portion of its Nuclear Services Group segment); provided that (1) the Company’s domestic obligations are only secured by assets and property of the domestic loan parties and (2) the obligations of BWXT Canada Ltd. and the Canadian guarantors are secured by assets and property of the

Canadian guarantors and the domestic loan parties.

Outstanding loans under the New Credit Facility will bear interest at the Company’s option at either the LIBOR or CDOR rate, as applicable, plus a margin ranging from 1.25% to 2.00% per year or the base rate or Canadian index rate, as applicable (the highest of the Federal Funds rate plus 0.50% with respect to the base rate only, the LIBOR or CDOR, as applicable, for one month plus 1.0%, or the administrative agent’s prime rate or the Canadian prime rate, as applicable) plus a margin ranging from 0.25% to 1.00% per year. In addition, the Company will be charged (1) a commitment fee on the unused portion of the New Revolving Credit Facility, and that fee will vary between 0.150% and 0.275% per year, (2) a letter of credit fee of between 1.25% and 2.00% per year with respect to the amount of each financial letter of credit issued under the New Credit Facility, and (3) a letter of credit fee of between 0.75% and 1.20% per year with respect to the amount of each performance letter of credit or commercial letter of credit issued under the New Credit Facility.

The Company will be required to make quarterly amortization payments on the New USD Term Loan and the New CAD Term Loan in an amount equal to 1.25% of the initial aggregate principal amount of each term loan beginning on October 1, 2018, with the balance of the New USD Term Loan and the New CAD Term Loan due at maturity. The Company may prepay all loans under the New Credit Facility at any time without premium or penalty (other than customary LIBOR and CDOR breakage costs), subject to notice requirements.

The New Credit Facility contains representations and warranties, affirmative and negative covenants and events of default that the Company considers customary for an agreement of this type, including covenants setting a maximum consolidated total leverage ratio and a minimum consolidated interest coverage ratio. If any event of default occurs, the lenders will be permitted to terminate their commitments under the New Credit Facility, accelerate all outstanding obligations under the New Credit Facility and exercise other rights and remedies, including the commencement of foreclosure or other actions against the collateral.

The preceding description of the New Credit Facility is a summary and is qualified in its entirety by the New Credit Facility, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

On May 24, 2018, in connection with the closing of the New Credit Facility (as described above in Item 1.01 of this Form 8-K), the Company repaid in full all of its outstanding obligations, and terminated its credit agreement, dated as of May 11, 2015, and amended September 2, 2016, among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent (the “Existing Credit Facility”). The Existing Credit Facility consisted of (1) a $400.0 million revolving credit facility, (2) a $300.0 million term loan facility, (3) a $137.5 million (U.S. dollar equivalent) Canadian dollar term loan facility, and (4) a $112.5 million delayed-draw term loan facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information included in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01	Other Information.

On May 24, 2018, the Company issued a press release announcing the closing of the Notes offering and the New Credit Facility. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

4.1	Indenture, dated May 24, 2018, among BWX Technologies, Inc., each of the guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	Form of 5.375% Senior Note Due 2026 (included in Exhibit 4.1).

10.1
Credit Agreement, dated as of May 24, 2018, among BWX Technologies, Inc. as administrative borrower, BWXT Canada Ltd., as the Canadian borrower, Wells Faro Bank, N.A., as administrative borrower and the other lenders party thereto.

99.1	Press Release dated May 24, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BWX TECHNOLOGIES, INC.

By:	/s/ Jason S. Kerr
Jason S. Kerr
Vice President and Chief Accounting Officer
Date: May 24, 2018